Exhibit 10.1
Amendment to Credit Agreement,
Note Modification and Forbearance Agreement

This agreement is dated as of January 15, 2010 (the "Effective Date"), by and between United Western Bancorp, Inc. (the "Borrower") and JPMorgan Chase Bank, N.A. (together with its successors and assigns the "Bank").  The provisions of this agreement are effective as of the Effective Date on the date that the Borrower has satisfied all the conditions precedent in Section 7 of this agreement.

WHEREAS, the Borrower executed and delivered to the Bank that certain Line of Credit Note (with principal reduction) dated as of September 30, 2009, in the original principal amount of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) (the "Note"), as evidence of an extension of credit from the Bank to the Borrower, which Note has at all times been, and is now, continuously and without interruption outstanding in favor of the Bank;

WHEREAS, the Note matured December 31, 2009, and, as of the Effective Date, the principal amount outstanding under the Note is Twenty Million and 00/100 Dollars ($20,000,000.00);

WHEREAS, the Note is subject to that certain Credit Agreement dated as of June 29, 2007, as amended by that certain Amendment to Credit Agreement dated as of June 30, 2008, that certain Amendment to Credit Agreement dated as of June 29, 2009, that certain Amendment to Credit Agreement dated as of September 30, 2009, and that certain Amendment and Forbearance Agreement dated as of December 14, 2009 (the "Credit Agreement"); and,

WHEREAS, pursuant to that certain Amendment and Forbearance Agreement dated as of December 14, 2009 (the "Original Forbearance Agreement") and subject to the terms and conditions therein, the Bank agreed that during the period commencing on November 30, 2009 until December 31, 2009 (the "Original Forbearance Period"), it will forbear from declaring the Note to be immediately due and payable as a result of the execution of the Memoranda of Understanding (as defined in the Original Forbearance Agreement) and the Events of Default resulting from the execution of the Memoranda of Understanding (the "Existing Defaults"), as further described in the Original Forbearance Agreement;

WHEREAS, the Borrower has requested and the Bank has agreed to: (a) extend the Original Forbearance Period, (b) modify the Note as set forth in this agreement and (c) amend the Credit Agreement as set forth in this agreement (collectively, the "Request");

NOW THEREFORE, in mutual consideration of the agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.	DEFINED TERMS. Unless otherwise defined in this agreement, capitalized terms used in this agreement shall have the same meanings as in the Note or the Credit Agreement, as applicable.

2.
FORBEARANCE AGREEMENT. The Borrower agrees and acknowledges that: (a) the Original Forbearance Period expired December 31, 2009, (b) the Note matured on December 31, 2009, and the Liabilities outstanding under the Note are now due and payable, (c) the Existing Defaults have occurred, are continuing under the Related Documents and have not been waived by the Bank and (d) the Bank has no obligation to make any Advances under the Note.  The Borrower has requested that the Bank: (x) extend the time to repay the outstanding amount of the Note until June 30, 2010 and (y) continue to forbear from exercising its remedies under the Credit Agreement resulting from the Existing Defaults until June 30, 2010, at which time the Borrower will pay the entire amount of principal and accrued interest outstanding under the Note.

The Bank agrees to (a) extend the time for repayment of the Note until June 30, 2010, (b) continue to forbear from declaring the outstanding amount of the Note to be immediately due and payable as a result of the Existing Defaults but only during the period commencing on December 31, 2009 until June 30, 2010 (the "Forbearance Period") and (c) amend the Credit Agreement as set forth below, provided that the Borrower agrees to (x) the modifications of the Note as set forth below, (y) pledge to the Bank readily marketable investment securities acceptable to the Bank (the "Marketable Securities") as additional collateral for the Liabilities and (z) pay the Bank a fee in the amount of $12,000.00 (the "Fee") as consideration for the Bank's review and evaluation of the Request and for agreeing to the Request.

The Bank reserves its right at any time after the expiration or earlier termination of the Forbearance Period, or at any time during the Forbearance Period upon the Borrower’s failure to comply with this agreement or the occurrence of any additional Events of Default or default under any of the terms and conditions of the Credit Agreement or other Related Documents, to demand payment of the Note, and to pursue legal action against the Borrower and exercise its remedies under the Related Documents. The Borrower represents and warrants that the Borrower continues to actively and diligently work on a repayment plan and proposal with respect to the Liabilities evidenced by the Note and will keep the Bank informed on its progress regarding refinancing the Liabilities with other lenders.

3. MODIFICATION OF NOTE.  From and after the Effective Date, the Note is hereby modified as follows:

3.1 The term "Stated Maturity Date" is amended and restated to read as follows: "June 30, 2010".

3.2 The term "Applicable Margin" is amended and restated to read as follows:

"Applicable Margin" means with respect to any CB Floating Rate Advance, 5.00% per annum and with respect to any LIBOR Rate Advance, 7.00% per annum.

3.3	The Borrower shall make principal payments on the Note as follows:

A.	On the date that this agreement is executed by the Borrower, the Borrower shall make a principal payment in the amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00);
B.	On March 31, 2010, the Borrower shall make a principal payment in the amount of One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00); and
C.	The Borrower shall pay all outstanding principal and accrued and unpaid interest on June 30, 2010.

4. MODIFICATION OF CREDIT AGREEMENT. From and after the Effective Date, the Credit Agreement is hereby amended as follows:

4.1 The first sentence of Section 4.11 captioned "Non-Performing Assets Plus OREO Ratio" is amended and restated to read as follows:

The Borrower shall cause United Western Bank to maintain at all times a Non-Performing Assets Plus OREO Ratio of not greater than six and one-half percent (6.50%) commencing December 31, 2009, and at all times thereafter.

4.2 Exhibit A to the Credit Agreement is amended and replaced with the Exhibit A attached hereto and incorporated in this agreement by reference for all purposes.

5. RELATED DOCUMENTS AND COLLATERAL. Each of the Related Documents is modified to provide that it shall be a default or an event of default thereunder if the Borrower shall fail to comply with any of the covenants of the Borrower herein or if any representation or warranty by the Borrower herein is materially incomplete, incorrect, or misleading as of the date hereof, except as otherwise provided herein.  The Related Documents are ratified and reaffirmed by the Borrower and shall remain in full force and effect as they may be modified by this agreement. Each reference in the Related Documents to any of the Related Documents shall be a reference to such document as modified by this agreement.  All property described as security in the Related Documents shall remain as security for the Note, as modified by this agreement, and the Liabilities under the other Related Documents.

6. BORROWER REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that (a) upon the effectiveness of this agreement, except as provided herein, the representations and warranties contained in the Related Documents are true and correct in all material respects as of the date of this agreement, (b) no condition, event, act or omission which could constitute a default or an event of default under the Related Documents, as modified by this agreement, exists except as related to the execution of the Memoranda of Understanding, (c) no other condition, event, act or omission has occurred and is continuing that with the giving of notice, or the passage of time or both, would constitute a default or an event of default under the Related Documents, as modified by this agreement, and (d) it has informed the Office of Thrift Supervision ("OTS") of its intention to make the above described payments on the Note and that the Borrower has not received any objection by the OTS to such payments.

7. BORROWER COVENANTS. The Borrower covenants with the Bank: (a) the Borrower shall execute, deliver, and provide to the Bank such additional agreements, documents, and instruments as reasonably required by the Bank to effectuate the intent of this agreement, (b) the Borrower fully, finally, and forever releases and discharges the Bank, its successors, and assigns and their respective directors, officers, employees, agents, and representatives (each a "Bank Party") from any and all causes of action, claims, debts, demands, and liabilities, of whatever kind or nature, in law or equity, of the Borrower, whether now known or unknown to the Borrower, (i) in respect of the loan evidenced by the Note and the Related Documents, or of the actions or omissions of any Bank Party in any manner related to the loan evidenced by the Note or the Related Documents and (ii) arising from events occurring prior to the date of this agreement, (c) to the extent not prohibited by applicable law, the Borrower shall pay to the Bank all the internal and external costs and expenses incurred (or charged by internal allocation) by the Bank in connection with this agreement (including, without limitation, inside and outside attorneys, appraisal, appraisal review, processing, title, filing, and recording costs, expenses, and fees).

8.  ACKNOWLEDGEMENTS OF BORROWER. The Borrower acknowledges that as of the date of this agreement it has no offsets with respect to all amounts owed by the Borrower to the Bank arising under or related to the Credit Agreement or the Note, as each is modified by this agreement, or any other Related Document on or prior to the date of this agreement. The Borrower acknowledges and agrees that this agreement is limited to the terms outlined above, and shall not be construed as an agreement to change any other terms or provisions of the Credit Agreement or the Note. This agreement shall not establish a course of dealing or be construed as evidence of any willingness on the Bank's part to grant other or future agreements, should any be requested.

9. EXECUTION AND DELIVERY. This agreement shall become effective only after: (a) it is fully executed by the Borrower and the Bank, (b) the Bank shall have received in form and substance satisfactory to the Bank: (i) a duly executed continuing pledge agreement to evidence a first priority continuing security interest in favor of the Bank in the Marketable Securities and proceeds thereof and (ii) a duly executed control agreement from each securities intermediary or other custodian of the Marketable Securities, (c) the Borrower shall have made a principal payment on the Note in the amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) and (d) the Borrower shall have paid the Fee to the Bank.

10. INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE, TERMINATION, OR WAIVER. The Credit Agreement and the Note, as each is modified by this agreement, and the other Related Documents contain the complete understanding and agreement of the Borrower and the Bank in respect of the Credit Facilities and supersede all prior understandings, and negotiations. No provision of the Credit Agreement or the Note, as each is modified by this agreement, or the other Related Documents may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the party against whom it is being enforced.

11. COUNTERPART EXECUTION. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

12. NOT A NOVATION. This agreement is a modification only and not a novation. In addition to all amounts hereafter due under the Note, as modified by this agreement, and the other Related Documents, all accrued interest evidenced by the Note being modified by this agreement and all accrued amounts due and payable under the Related Documents shall continue to be due and payable until paid. Except for the modification(s) set forth in this agreement, the Credit Agreement, the Note, the other Related Documents and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This agreement is to be considered attached to each of the Credit Agreement and the Note and made a part thereof. This agreement shall not release or affect the liability of any guarantor, surety or endorser of the Liabilities or release any owner of collateral securing the Liabilities. The validity, priority and enforceability of the Credit Agreement and the Note shall not be impaired hereby. References to the Related Documents and to other agreements shall not affect or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on the Note when due. The Bank reserves all rights against all parties to the Credit Agreement, the Note and the other Related Documents.

Date Signed:	January 15, 2010	BORROWER: UNITED WESTERN BANCORP, INC.

		By:	/s/ William D. Snider
			William D. Snider	Vice Chairman and Chief Financial Officer
			Printed Name	Title

BANK’S ACCEPTANCE

The foregoing agreement is hereby agreed to and acknowledged.

Date Signed:	01/15/2010	BANK: JPMORGAN CHASE BANK, N.A.

		By:	/s/ Milena Kolev
			Milena Kolev	Vice President
			Printed Name	Title